SCHEDULE 14A INFORMATION

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INTERNATIONAL MONETARY SYSTEMS, LTD.
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IMS INTERNATIONAL MONETARY SYSTEMS, LTD.
16901 West Glendale Drive
New Berlin, WI  53151
(262) 780-3640

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 17, 2010

To the Shareholders of
INTERNATIONAL MONETARY SYSTEMS, LTD.

Notice is hereby given that the Annual Meeting of the Shareholders (the "Meeting") of International Monetary Systems, Ltd. (the "Company") will be held at the Sheraton Milwaukee Brookfield Hotel, 375 South Moorland Road, Brookfield, WI, Wisconsin on Thursday, June 17, 2010 at 2:00 p.m. CDT for the following purposes:

1.	To elect three directors to serve for three-year terms that will expire at the 2013 Annual Meeting.

2.	To ratify LBB & Associates Ltd., LLP as auditors for the fiscal year ending December 31, 2010.

3.	To transact such other business as may come before the Meeting or any adjournments or postponements thereof.

A proxy form is enclosed. Please complete it and return it as soon as possible in the postage-paid return envelope provided, even if you plan to attend the Meeting. You retain the right to revoke the proxy at any time before it is actually voted by notice in writing to the Secretary of the Company.

By Order of the Board of Directors,

/s/ Patricia A. Katisch
Patricia A. Katisch
Secretary

New Berlin, WI
May 21, 2010

INTERNATIONAL MONETARY SYSTEMS LTD.
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
June 17, 2010

GENERAL INFORMATION

Your proxy, using the enclosed form, is solicited by the Board of Directors of International Monetary Systems Ltd. ("IMS" or the "Company") for the Annual Meeting of Shareholders ("Annual Meeting") to be held at 2:00 p.m. on Thursday, June 17, 2010, at the Sheraton Milwaukee Brookfield Hotel, 375 South Moorland Road, Brookfield, Wisconsin and at any adjournment thereof. Management anticipates that the mailing to shareholders of this proxy statement and enclosed proxy will occur on or about May 21, 2010.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS

The Company's common stock is the only type of security entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on May 7, 2010 ("Record Date") are entitled to receive notice of the Annual Meeting and to vote the shares they hold at the Annual Meeting or at any adjournment or postponement. As of the Record Date, there were 10,386,800 shares of common stock outstanding, each share being entitled to one vote on each matter to be voted upon. There is no cumulative voting.

The presence at the meeting, either in person or by proxy, of the holders of at least 40% of the shares of common stock outstanding on the Record Date will constitute a quorum, permitting the transaction of business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. The affirmative vote by holders of a majority of the shares present and entitled to vote will be required to elect Directors.

Whether or not you are able to attend the meeting in person, you are urged to complete, sign, date, and return the accompanying proxy in the enclosed envelope. Your proxy is solicited by the Company's Board of Directors and, when properly completed, will be voted at the Annual Meeting in accordance with your instructions. Proxies which are executed but do not specify a vote for, against, or in abstention, will be voted FOR the nominees of the Board of Directors, FOR ratification of LBB & Associates Ltd., LLP as auditors, and FOR proposals contained in this Proxy Statement. With respect to any other matters that may come properly before the Annual Meeting, the proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.

Your proxy may be revoked or changed at any time prior to the Annual Meeting. You may do this by advising the Secretary of the Company in writing of your desire to revoke your proxy, or by sending the Secretary another signed proxy with a later date before the beginning of the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person. Expenses in connection with the solicitation of proxies will be paid by IMS. Proxies are being solicited primarily by mail, although employees of IMS (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission, or in person. The Company has not retained a proxy solicitor in connection with the Annual Meeting.

A copy of the Company's Annual Report for the year ended December 31, 2009 is being furnished to each shareholder with this Proxy Statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s bylaws provide that the Board of Directors shall consist of no fewer than one nor more than nine members, as established by the Board of Directors from time to time. The board has established the current number of directors at a maximum of nine. Three directors who served three-year terms have been nominated for re-election to the Company’s Board of Directors at the Annual Meeting, to hold office until the expiration of their new terms as described below, or until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED BELOW. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named below. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below.

For a three-year term expiring at the 2013 Annual Meeting

Name	Age	Position

John Strabley	46	Executive Vice President of the Company since 1995, Director of the Company since 1997

Gerald Van Dyn Hoven	55	Former president of the Van Dyn Hoven Automotive Group

Stephen Webster	65	Former owner of Alliance Barter, Inc.,

Our directors hold office until the Annual Meeting at which their term expires. Officers are elected annually by our Board of Directors and serve at the discretion of the board.

Board Committees and Meetings

During the fiscal year ended December 31, 2009, the Board of Directors held six meetings. During this period, each of the directors attended or participated in more than 50% of the total number of meetings of the Board of Directors. IMS’ Board of Directors also acts from time to time by written action in lieu of meetings.

           The Board of Directors has established a Compensation Committee consisting of Wayne Dalin, Wayne Emmer, Gerald Van Dyn Hoven, Thomas Delacy, and Donald Mardak, and does not intend to establish a Nominating Committee. The Compensation Committee will make recommendations concerning the salaries and incentive compensation of officers of, and consultants to, IMS and will administer IMS’ Incentive Stock Option Plan.
An Audit Committee has been established and will be responsible for reviewing the results and scope of audits and other services provided by IMS’ independent auditors and independent consultants.

Director Compensation

All directors who are not employees of the Company or any of the Company’s subsidiaries, or any 10% or greater shareholder of the Company ("Non-employee directors") are paid an annual retainer in stock, and also receive a fee of $300 per board meeting attended in person and $200 for meetings attended by telephone conference call. IMS does not compensate its directors for committee participation or for performing special assignments for the Board of Directors. Currently, non-employee directors receive 4,000 shares of restricted common stock upon their initial election to the board of directors and additional grants of 4,000 shares of common stock at the beginning of each year of their service to the board and upon their reelection at the Annual Meeting of shareholders. If elected at the Annual Meeting, Gerald Van Dyn Hoven and Stephen Webster will receive 4,000 shares of the Company’s restricted common stock. Mr. Strabley will not receive compensation, stock or options for his service as a director.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors has appointed LBB & Associates Ltd., LLC as independent auditors for the Company for the fiscal year ending December 31, 2010.  Representatives of LBB & Associates are not expected to be present at the Annual Meeting.

In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and the shareholders' best interests.

Webb & Company, PA audited the Company’s financial statements for fiscal 2008 and 2009. No report of Webb & Company, PA has contained an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles. After completing their five-year term as auditors, Webb & Company, PA did not stand for reelection for 2010.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF LBB & ASSOCIATES LTD., LLC AS THE COMPANY’S INDEPENDENT AUDITORS.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information concerning our executive officers and directors, including their names, ages and the positions they held with IMS, as of December 31, 2009.

Name	Age	Position

Donald F. Mardak	73	President, Chief Executive Officer, Director and Chairman of the board

Danny W. Weibling, CPA	61	Treasurer and Chief Financial Officer *

David A. Powell, CPA	51	Chief Risk Officer **

John E. Strabley	46	Executive Vice President and Director

Dale L. Mardak	50	Senior Vice President and Director

Patricia A. Katisch	65	Secretary

Wayne W. Emmer	56	Director

Gerald Van Dyn Hoven	55	Director

Thomas Delacy	45	Director

Wayne Dalin	65	Director

Stephen Webster	65	Director

*On April 1, 2010, Danny W. Weibling resigned as Treasurer and Chief Financial Officer.

**In May of 2010, David A. Powell was appointed as Treasurer and Chief Financial Officer.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; FINANCIAL DISCLOSURE

Donald F. Mardak has been Chief Executive Officer, President and a director of IMS since our inception in 1989. In 1985, Mr. Mardak founded the barter network under the name "Continental Trading Company." The firm was incorporated in 1988 as Continental Trade Exchange, Ltd. and is now our primary operating subsidiary. Mr. Mardak is a two-term president of NATE, the National Association of Trade Exchanges (1995-96 and 1999-2000) and served on the board of directors of the organization for seven years. He has also received several awards for meritorious service to the barter industry from IRTA, the International Reciprocal Trade Association and currently serves on its board of directors. In 2009, Mr. Mardak was inducted into the Barter Hall of Fame.

John E. Strabley has been the Executive Vice President of IMS since 1995 and a director since 1997. Mr. Strabley joined Continental Trade Exchange, Ltd. as a trade broker in 1991. In 1992, he was promoted to General Manager and, in August of that year, was appointed as Vice President of Continental Trade Exchange and IMS. In 1995, Mr. Strabley passed the barter industry certification examination and was awarded the industry’s then highest designation of CTB - Certified Trade broker. In 1997, Mr. Strabley became a director of both Continental Trade Exchange, Ltd. and IMS.

Dale L. Mardak has been Senior Vice President of IMS since 1995, and a director since 1997. He joined Continental Trade Exchange, Ltd. in 1993 as a trade broker and was appointed trade director in 1995. In 1997, he was appointed Treasurer and a director of both Continental Trade Exchange, Ltd. and IMS. In 1999, Mr. Mardak received the designation of CTB - Certified Trade Broker. He has served on the board of directors of NATE.

David Powell was appointed as the Company’s interim Chief Financial Officer on April 1, 2010. He is a Certified Public Accountant with over 10 years experience in public accounting and more than 15 years experience, holding a variety of senior financial positions with a number of companies. Prior to joining IMS, he has served as finance and operations manager for the insurance subsidiaries of US Bancorp for more than 10 years, and most recently spent a year as corporate controller for a privately held group of retail service companies and a year as corporate controller for a privately held wholesale marketing and distribution company. Since joining IMS in July, 2009, he has been involved in tax compliance, risk management, and accounting and financial reporting.

Danny W. Weibling is a certified public accountant and, along with his wife Lisa, was the former owner of Trade Systems Interchange, the Rohnert Park, CA barter network that IMS acquired in April of 2001. Mr. Weibling served six years as treasurer of NATE. He became Treasurer and Chief Financial Officer of IMS in April of 2001.

Patricia A. Katisch is currently the owner of Katisch & Associates, a marketing consulting and public relations firm. From 1998 - 2001, Ms. Katisch was an Associate Dean in the College of Professional Studies at Marquette University. Prior to that, she founded and published the Women’s Yellow Pages of Greater Milwaukee and was the producer of the Wisconsin World of Women Show.

Wayne W. Emmer is currently the president of Illinois Cement Co., a position he has held since August of 1998. Wayne is also a former member of the Parkview Christian Academy School Board.

Gerald Van Dyn Hoven was the owner and president of the Van Dyn Hoven Automotive Group. Jerry is a member of the Board of Trustees of Equitable Reserve Association.

Thomas Delacy is currently president and CEO of Independent Inspections, Ltd., a company that provides municipal inspection services for several cities. Tom has a degree from the University of Wisconsin – LaCrosse, concentrating on urban planning.

Wayne R. Dalin is a Certified Public Accountant and was a partner in Dalin Lindseth & Associates, a public accounting firm. Mr. Dalin is also the chairman of the IMS audit committee.

Stephen Webster was the owner of Alliance Barter, Inc. and is a past president of the National Association of Trade Exchanges (NATE) and the International Reciprocal Trade Association (IRTA). Steve is also a member of the Barter Hall of Fame.

Our directors hold office until the Annual Meeting at which their term expires. Officers are elected annually by our Board of Directors and serve at the discretion of the board.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth a summary of the compensation paid to or accrued by our chief executive officer (principal executive officer) and the two most highly compensated executive officers other than the principal executive officer, who were serving as executive officers at the end of December 31, 2009, for the fiscal years ended December 31, 2009 and 2008. These persons are referred to in this report as "named executive officers." Because our three highest-paid officers, Donald Mardak, John Strabley and Dale Mardak have earned in excess of $100,000 in each of the past two years, their compensation for the two years is included in the table.

	Annual Compensation		All Other	Total
Name and Principal Positions	Year	Salary ($)	Compensation ($)	($)
Donald F. Mardak	2009	203,166	14,377	217,543
Chief Executive Officer and President	2008	230,000	10,367	240,367

Danny W. Weibling	2009	167,833	5,394	173,727
Principal Financial Officer & Treasurer	2008	190,000	4,367	196,867

John E. Strabley	2009	154,583	6,626	161,209
Executive Vice President & Director	2008	175,000	6,004	181,004

Employment Agreements

On March 10, 2007, we renewed the employment agreements with Donald F. Mardak, our president, Danny W. Weibling, our Chief Financial Officer and John E. Strabley, our executive vice president and Dale L. Mardak our senior vice president, pursuant to which these employees received base salaries in 2008 of $230,000, $190,000, $175,000 and $165,000, respectively, plus commissions and bonuses, if any, that were determined by our chief executive officer at his discretion. On November 20, 2008 we amended the contracts to freeze the compensation schedule at the above 2008 salaries. Each contract was modified to add one additional year to the original three-year term. Each of these contracts will be automatically extended for additional one-year periods thereafter, unless terminated by either IMS or the employee. Each agreement further provides that, for eighteen months after the termination thereof, the employee will not, either directly or indirectly, compete with the businesses of International Monetary Systems, Ltd. Each employee also agrees to maintain the confidentiality of trade secrets and other information concerning IMS. Each receives an annual auto allowance of from $4,000-$12,000. In addition, on March 31, 2009, each of the above officers agreed to a 10% reduction in salary for the balance of 2009.

Each of the agreements provides for stock options at the discretion of Management. All agreements contain a change of control provision. In the event of a merger, acquisition of IMS or sale of substantially all of its assets, Donald Mardak's contract provides for compensation equal to two years' salary plus a lump sum payment of $400,000, Danny Weibling's, John Strabley's and Dale Mardak's contracts provide for compensation equal to one year's salary plus a lump sum payment of $200,000.

On February 24, 2010, the Company provided notice to Danny Weibling, of the non-renewal of his employment agreement, effectively terminating the agreement, but not Mr. Weibling’s employment, as of March 31, 2010.

Limitation of Liability and Indemnification

Our bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status for service as directors or officers, other than liabilities arising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification, other than Mr. Weibling’s, which is outlined in the 2009 10-K report.

PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of December 31, 2009, by:

 each person known by us to beneficially own more than 5% of our common stock;
 each of our directors and our named executive officers; and
 all of our directors and executive officers as a group.

We believe that, subject to applicable community and marital property laws, the beneficial owners of our common stock listed below have sole voting and dispositive power with respect to such shares.

	Shares beneficially owned as/of December 31, 2009
Name of Beneficial Owner	Number	Percent

Donald F. Mardak (1) *	2,964,000	28.66%

Dale L. Mardak (2)	232,000	2.24%

John E. Strabley (3)	112,667	1.09%

David A. Powell (4)	22,188	0.21%

Stephen Webster	270,668	2.62%

Thomas Delacy	97,334	0.94%

Gerald Van Dyn Hoven	75,667	0.73%

Wayne W. Emmer	45,334	0.44%

Wayne R. Dalin	49,577	0.48%

Patricia A. Katisch	13,334	0.13%

All directors and executive officers as a group (10 persons)	3,882,769	37.54%

Other Beneficial Owner
Praetorian Offshore, Ltd. (5)	1,492,956	14.43%

(1)  Does not include 112,667 shares held by his wife, Judy E. Mardak, as to which Mr. Mardak disclaims beneficial ownership.

       *   All shares owned by Donald F. and Judy E. Mardak are how held in a revocable living trust.

(2)  Does not include 1,400 shares held by his wife, Lisa L. Mardak, as to which Mr. Mardak disclaims beneficial ownership.

(3)  Does not include 213,334 shares held by his wife, Kimberly A. Strabley, as to which Mr. Strabley disclaims beneficial ownership.

(4)  Includes 13,855 shares held with his wife, Janice L. Powell, in a revocable living trust

(5)  Does not include 366,667 exercisable warrants at $3.30 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions

We currently lease our executive offices and principal operating facilities, consisting of 11,000 square feet of space located at 16901 West Glendale Drive, New Berlin, Wisconsin, from Glendale Investments, LLC, a Wisconsin limited liability company owned by Donald F. Mardak, Dale L. Mardak and John E. Strabley, officers and directors of our company, under a triple net lease which was renewed in October, 2008 and expires September 30, 2010. For the fiscal year ended December 31, 2008, we made rental payments of $90,000 and during the fiscal year ended December 31, 2009, we made rental payments of $91,500 to Glendale Investments, LLC. We believe that the rental payments required and other terms of our lease are comparable to those available for similar space from unaffiliated, third-party lessors in the area.

The company currently leases 3,900 square feet of office space located at 1595 Elmwood Avenue, Rochester, New York, from Stephen Webster, a member of the board of directors of the Company. The triple net lease commenced in February 2007, and expires December 31, 2011. Monthly rental payments are $6,644. The company believes that the rental payments required and other terms of the lease are comparable to those available for similar space from unaffiliated, third-party lessors in the area. Total payments in 2009 and 2008 were $79,728 and $80,700, respectively.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our affiliates and us. From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of IMS and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities. Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, including for example the lease agreement described above under "Certain Relationships and Related Transactions - Certain Transactions," potential conflicts may arise between the respective interests of IMS and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that (1) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (2) the transaction be approved by a majority of our disinterested outside directors and (3) the transaction be fair and reasonable to IMS at the time it is authorized or approved by our directors.

Respectively submitted for the Board of Directors
By:

/s/ Patricia A. Katisch
Patricia A. Katisch
Secretary

PROXY MATERIALS AND ANNUAL REPORT ARE AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/6683

Other information may be seen at the Company's website:  www.imsbarter.com